TERMINATION AND RELEASE AGREEMENT

                                   BETWEEN

                             SYNTONY GROUP, INC.

                                     AND

                             BIOTECHCURES, INC.

          THIS TERMINATION AND RELEASE AGREEMENT (the "Agreement"), is made this 13th day of February, 2006, by and between Syntony Group, Inc., a Utah corporation ("Syntony"); Syntony Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of Syntony ("Subsidiary"); and BioTechCures, Inc., a Nevada corporation ("BioTechCures").

                                  RECITALS

          WHEREAS, Syntony, Subsidiary and BioTechCures have entered into an Agreement and Plan of Merger (the "Merger Agreement") whereby, subject to the receipt of certain funding, Subsidiary would merge with and into BioTechCures, with BioTechCures being the surviving entity and with the BioTechCures shareholders receiving shares of stock of Syntony under the Merger Agreement in consideration of the exchange of their shares of common stock of BioTechCures; and

          WHEREAS, Syntony does not believe that it will be successful in raising the required funds to complete the Merger Agreement as outlined in the Confidential Private Placement Offering Memorandum dated December 1, 2005, and the First Amendment thereto dated January 18, 2006 (the "PPM"); and

          WHEREAS, BioTechCures believes that it can restructure its outstanding common stock and privately complete the raise of sufficient funding to satisfy the University of Colorado and its Licensing Agreement requirements as outlined in the PPM; and

          WHEREAS, Syntony and BioTechCures agree that the Merger Agreement should be terminated, and that BioTechCures should be allowed to attempt to complete the required funding under the said Licensing Agreement on its own, without any claim or liability of either against the other;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties hereto agree as follows:

          1. Termination. Syntony, Subsidiary and BioTechCures mutually agree that the Merger Agreement is terminated and neither party has any duty or obligation to the other to take any further action under the Merger Agreement or to effect any transaction contemplated thereby.

          2. Syntony Release. Upon execution of this Agreement, Syntony and Subsidiary release and discharge BioTechCures and each of its subsidiaries, affiliates, successors, officers, directors, principals, control persons, shareholders, past and present employees, agents, attorneys, accountants, representatives, insurers and assigns (collectively, the "BioTechCures Releasees") from all causes of action, suits, debts, accounts, reckonings, covenants, contracts, controversies, agreements, promises, damages, liabilities, claims and demands whatsoever, in law or equity, against the BioTechCures Releasees that Syntony or any of its affiliates, successors, and assigns ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever that occurred or existed prior to the date of this Agreement, whether known or unknown, including, without limitation, any rights or claims pertaining to or arising from the negotiation, execution or performance of the Merger Agreement.

          3. BioTechCures Release. Upon execution of this Agreement, BioTechCures releases and discharges Syntony and Subsidiary and each of their respective subsidiaries, affiliates, successors, officers, directors, principals, control persons, shareholders, past and present employees, agents, attorneys, accountants, representatives, insurers and assigns (collectively, the "Syntony and Subsidiary Releasees") from all causes of action, suits, debts, accounts, reckonings, covenants, contracts, controversies, agreements, promises, damages, liabilities, claims and demands whatsoever, in law or equity, against the Syntony and Subsidiary Releasees that BioTechCures or any of its affiliates, successors, and assigns ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever that occurred or existed prior to the date of this Agreement, whether known or unknown, including, without limitation, any rights or claims pertaining to or arising from the negotiation, execution or performance of the Merger Agreement.

          4. Acknowledgements and Representations. The parties acknowledge and represent that: (a) they have read this Agreement; (b) they clearly understand this Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d they have had the benefit and advice of counsel of their own selection; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (g) each party has full power and authority to make, execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement by each party have been duly authorized by all necessary corporate action.

          5.   Future Statements.  Upon execution of this Agreement,
Syntony and Subsidiary agree that they shall not, either directly or indirectly, through any of their officers, directors, control persons, agents, or affiliates make any statement, written or verbal, to any other person suggesting, claiming, or asserting that prior to the date of this Agreement any of the BioTechCures Releasees engaged in any conduct, committed any act, or omitted taking any action that is fraudulent, a breach of any agreement or duty, violated any law, breached any business or professional ethical duty or responsibility, or is otherwise wrongful or inappropriate in any way. Upon execution of this Agreement, BioTechCures agrees that it shall not, either directly or indirectly, through any of its officers, directors, control persons, agents, or affiliates make any statement, written or verbal, to any of the Syntony and Subsidiary Releasees engaged in any conduct, committed any act, or omitted taking any action that is fraudulent, a breach of any agreement or duty, violated any law, breached any business or professional ethical duty or responsibility, or is otherwise wrongful or inappropriate in any way. The foregoing provisions of this Section 5 shall not restrict or prevent any person from providing information in response to any written request for information issued in connection with any investigation or inquiry by a governmental agent or authority or any process issued by a court.

          6. Costs and Expenses. Syntony and Subsidiary, on the one hand, and BioTechCures on the other, each agree to assume, pay and discharge their respective costs and expenses incurred in connection with the Merger Agreement, the PPM or otherwise related to any and all transactions between each or any of them.

          7.   Miscellaneous.

          (a) This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the parties and supersedes and replaces all prior negotiations, proposed agreements and agreements, written or oral.

          (b) This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to this Agreement and signed by each of the parties hereto.

          (c) The parties each agree to execute and deliver such further documents and instruments and to do such other acts and things as may be reasonably requested by any of the BioTechCures Releasees or Syntony and Subsidiary Releasees to effectuate this Agreement.

          (d) The parties agree and acknowledge that the BioTechCures Releasees and Syntony and Subsidiary Releasees are intended to be third party beneficiaries of the provisions of Sections 2, 3, 5, 7(c) and 7(d), as applicable, and are entitled to enforce the same as if they were an original party to this Agreement. If any action or suit is brought to enforce any term or provision of this Agreement or obtain any relief hereunder, the non-prevailing party shall reimburse the prevailing party for all costs, including reasonable attorney's fees, of such action or suit and of enforcing any judgment or order rendered therein.

          (e) This Agreement may be executed in facsimile counterparts, each of which, when all parties have executed at least one such counterpart, shall be deemed an original with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement.


                              SYNTONY GROUP, INC.

Dated: 2/13/06.                     By  /s/ Michael Vardakis
                                       --------------------------------
                                   Michael Vardakis, President

                              SYNTONY ACQUISITION CORP.

Dated: 2/13/06.                     By  /s/ Michael Vardakis
                                       --------------------------------
                                   Michael Vardakis, President

                              BIOTECHCURES, INC.

Dated:  2/13/06.                    By  /s/ Mark Meriwether
                                       ---------------------------------
                                   Mark Meriwether, President